APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 681936100			13G			Page 1 of 3 Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, L.P.			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
201 King of Prussia Road, Suite 600, Radnor, PA 19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
   5,065,727 shares, sole voting power

6. SHARED VOTING POWER
   9,800 shares, shared voting power

7. SOLE DISPOSITIVE POWER
   10,200,387 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
   No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   10,200,387 shares

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   15.00%

12.TYPE OF REPORTING PERSON*
   IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment No _______)*
			        Omega Healthcare Investors
				(Name of Issuer)
				Common Stock
			          (Title of Class of Securities)
				     681936100
				(Cusip Number)




Sec 1745 (6-88)



					E4-1


 						Items
Item 1
(a) Omega Healthcare Investors
(b) 9690 Deereco Road, Suite 100, Timonium, MD  21093

Item 2
(a) ING Clarion Real Estate Securities, L.P.
(b) 201 King of Prussia Road, Suite 600, Radnor, PA  19087
(c) N/A
(d) Common Stock
(e) 681936100

Item 3
(a) Investment Adviser registered under section
   203 of the Investment Advisers Act of 1940

Item 4
(a) 10,200,387 shares
(b) 15.00%
(c)
   (i.)		 5,065,727 shares, sole voting power
   (ii.)	 9,800 shares, shared voting power
   (iii.)	10,200,387 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
T. Ritson Ferguson, CEO and Managing Director